Exhibit 10.1

August 13, 2015

Dr. Kelvin Okamoto, Chairman and Chief Executive Officer

Gen3Bio, Inc.

4000 W. 106th Street, Suite 125

Carmel, IN 46032

Re: Resignation as Chief Financial Officer and Director

Dear Kelvin:

I am writing this letter as notification to the Board of Directors of Gen3Bio, Inc. (“the Company) of my intent to resign my position as Chief Financial Officer and as a Member of the Board of Directors, effective Friday, August 14, 2015.

As we have evaluated several financing strategies to properly capitalize the Company, I acknowledge we have a fundamental disagreement on the most effective path forward for Gen3Bio. However, as a Board Member of the Company, I have a fiduciary responsibility to protect our shareholders’ interest. I do not believe there is alignment between the corporate strategy and shareholders’ interests, so I have chosen to recuse myself through this resignation letter.

As we have discussed, I have unpaid wages which total $104,166.63 in accordance with a Unanimous Written Consent dated August 1, 2014, as well as reimbursable business expenses. As the Company is not able to satisfy these financial obligations as of the date of this letter, I respectfully request a repayment proposal by August 31, 2015, which properly reflects my unpaid wages as a priority claim, ahead of all unsecured business expenses.

Sincerely,

/s/ Michael Okada

Michael Okada